Exhibit 5.1
September 7, 2006
Cell Genesys, Inc.
500 Forbes Boulevard
South San Francisco, California 94080
          RE: FINAL PROSPECTUS FILED PURSUANT TO RULE 424(b)
Ladies and Gentlemen:
          At your request, we have examined the final prospectus supplement (the “Prospectus”) filed by Cell Genesys, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) in accordance with Rule 424(b)(5) on September 7, 2006, relating to the Registration Statement on Form S-3 (No. 333-102122), including Amendment No. 1 thereto (the "Registration Statement”), as declared effective by the SEC on February 6, 2003. Pursuant to the Prospectus and that certain Underwriting Agreement, dated September 7, 2006 (the “Underwriting Agreement”), by and between the Company and Credit Suisse Securities (USA) LLC (the “Underwriter”), the Company will issue and sell up to 5,750,000 shares of the Company’s common stock (the "Common Stock”), par value $0.001 per share (the “Firm Shares”), and up to 862,500 additional shares of Common Stock if the Underwriter exercises the over-allotment option granted to it by the Company (the “Option Shares” and, together with the Firm Shares, the “Shares”).
          As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
          Based upon the foregoing, we are of the opinion that the Shares to be sold have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.
          We consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about September 7, 2006, for incorporation by reference into the Registration Statement.
Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation